Exhibit 99.1

S.Y. Bancorp Announces Record Year-End Results, Marking 19 Consecutive Years of Higher Earnings

     LOUISVILLE, Ky.--(BUSINESS WIRE)--Jan. 22, 2007--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, southern Indiana and Indianapolis, today reported results for the fourth quarter and year ended December 31, 2006. Several factors contributed to the Company's record net income for the periods, including steady loan growth in 2006 coupled with stable net interest margins during the year. S.Y. Bancorp also experienced continued growth in non-interest income during the year and saw an overall improvement in its efficiency ratio - the level of non-interest expenses relative to revenues - in 2006, underscoring the Company's efforts to control expense growth.

     A summary of results for the fourth quarter and full year follows:


 Quarter ended December 31,               2006           2005  Change
-------------------------------  -------------- -------------- -------
 Net income                      $   6,287,000  $   5,524,000    13.8%
 Net income per share, diluted   $        0.43  $        0.37    16.2%
 Return on average equity                18.24%         17.50%
 Return on average assets                 1.81%          1.67%

 Year ended December 31,                  2006           2005  Change
-------------------------------  -------------- -------------- -------
 Net income                      $  22,896,000  $  21,644,000     5.8%
 Net income per share, diluted   $        1.55  $        1.46     6.2%
 Return on average equity                17.35%         17.80%
 Return on average assets                 1.69%          1.70%


     Additional unaudited supplemental financial information for the fourth quarter and year ended December 31, 2006 and 2005, may be obtained by following this link: http://www.irinfo.com/sybt/4q06fsj.pdf.

     Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are gratified to finish the year with solid momentum in our business, building on our record for growth and profitability. Our core banking operations continued to represent the primary engine for this, leading to a 9% advance in our loan portfolio this past year. This increase, reflecting an increasingly significant contribution from our growing Indianapolis presence, combined with stable margins to produce higher net interest income for both the fourth quarter and year versus the same periods in 2005. Non-interest income, with its main catalyst being fee income from our investment management and trust services, also demonstrated continued momentum throughout 2006. Our returns on average equity and assets hit their highest levels of the year in the fourth quarter and, on balance for the year, remained in line with those we achieved in 2005.

     "Importantly, the Company's strong operational performance for the year positioned us to again raise our dividend payout to our stockholders in 2006," Heintzman continued. "With the combined effect of two dividend increases during the year and a 5% stock dividend, we increased our cash payments to stockholders 27% in 2006 versus comparable payments in 2005."

     S.Y. Bancorp's total assets for 2006 increased 7% to $1.426 billion from $1.330 billion at December 31, 2005. The Company's loan portfolio increased 9% to $1.149 billion from $1.054 billion for the prior year, primarily due to steady loan growth throughout 2006. Deposits at December 31, 2006, increased 7% to $1.103 billion from $1.031 billion at December 31, 2005, primarily due to an increase in time deposits in response to certificate of deposit promotions in 2006.

     Heintzman noted that the Company's earnings for 2006 advanced even though it encountered higher expenses in three particular areas during the year. First, in 2006 the Company resumed quarterly provisions for loan losses after having recorded no provision since the first quarter of 2005. Management's decision to suspend loan loss provisions in 2005 reflected steadily improving credit quality. In many respects, good credit quality remained evident in 2006, even though total non-performing loans rose to $6,753,000 at year's end from $4,600,000 at December 31, 2005, and net charge-offs in 2006 returned to a more normalized level of 18 basis points of average loans. Although non-performing loans increased year over year, management does not believe there is significant loss exposure to the Bank other than the length of time involved in liquidating these loans. Supporting this conclusion, management notes that non-performing loans at year end, as a percentage of the amount of total loans outstanding, remained a relatively low 0.59% versus 0.44% at the end of 2005. With the increase in non-performing loans and net charge-offs during 2006, and in view of a more uncertain economic climate this past year, management considered it necessary to reinstate quarterly loan loss provisions in 2006. The total provision for 2006 amounted to $2,100,000 compared with $225,000 for 2005, which reduced annual earnings per diluted share by $0.09 and $0.01, respectively. Also, during the third quarter of 2006 the Company redeemed all of its trust preferred securities, recognizing expense of $879,000 for unamortized issuance costs. This resulted in an after-tax impact to 2006 earnings of approximately $0.04 per diluted share. Lastly, the Company recognized $531,000 in stock option expense in 2006, which reduced earnings per diluted share by $0.02, while only $34,000 was recorded in the prior year.

     Concluding, Heintzman stated, "We are pleased that the Company was able to record another year of solid earnings growth in 2006, extending our record of higher earnings to 19 straight years. This accomplishment was especially significant considering the increasingly competitive environment in which we operate and the pressures brought about by the relatively flat yield curve that affects prevailing rates. Because of these factors, our earnings growth did not match the higher trends we have witnessed in the past. To address this, we continue to implement business development programs to open new avenues in establishing customer relationships, including programs to provide services to employees of our business customers. These kinds of programs represent an efficient way to market our products, and we have seen new account openings rise significantly in response to our efforts. Also, while we believe there is significant opportunity to expand in the Louisville area, we know that our ability to deliver attractive growth over the long-term is linked to our ongoing success in new markets. Our expansion to Indianapolis is an excellent example of this, rapidly growing to $85 million in loans and accounting for roughly 25% of our total loan growth in 2006. Because of this success, which demonstrates the strength of our service-oriented business model, we plan to build our presence in Indianapolis in 2007 with the opening of a second location there and have begun to explore the Cincinnati market for the future.

     "We remain excited about the future of our Bank, which has developed a diverse revenue platform typical of larger banks," Heintzman added. "This differentiation is centered in our investment management and trust area, giving the Bank a sophisticated line of products to accommodate virtually any customer."

     Net interest income, the Company's largest source of revenue, increased $749,000 or 6% in the fourth quarter of 2006 compared with the year-earlier period. Net interest income increased $4,651,000 or 9% in 2006 compared with the prior year. These increases reflected continued growth in the Company's loan portfolio, its most significant earning asset, together with a relatively stable net interest margin. Net interest margin for the fourth quarter of 2006 was 4.36%, equal to the year-earlier period, but three basis points lower than the third quarter of 2006. While the Company believes it remains well positioned for the current interest rate environment, with its loan portfolio being almost evenly split between fixed and variable rates, it expects pressure on net interest margins in the near term in view of competitive pressures on deposit interest rates.

     Non-interest income increased $1,320,000 or 5% for 2006 compared with 2005. Investment management and trust income and service charges on deposit accounts represent the two largest components of non-interest income, and both contributed to the increase for the year. Two smaller components of non-interest income, gains on sales of mortgage loans and brokerage fees and commissions, declined for the year.

     Non-interest expense increased $1,938,000 or 4% in 2006 compared with 2005. The higher non-interest expense for the year was attributable to an increase of $1,862,000 or 8% in salaries and employee benefits. Components off this increase included not only salaries, but also health insurance and previously mentioned option expense. Partially offsetting the increase was a decrease in incentive compensation expense and lower fourth-quarter donations.

     In November, S.Y. Bancorp's Board of Directors declared a regular quarterly cash dividend of $0.15 per share. The latest dividend was distributed on January 2, 2007, to stockholders of record as of December 15, 2006.

     Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.426 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.

     This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.


                             S.Y. Bancorp
               Summary Unaudited Financial Information
               (in thousands except per share amounts)


                                Fourth Quarter Ended    Year Ended
                                    December 31,       December 31,
                                -------------------- -----------------
                                   2006      2005      2006     2005
                                ---------- --------- -------- --------
Interest income                 $  22,727  $ 19,702  $86,327  $72,343
Interest expense                    8,871     6,595   32,441   23,108
                                ---------- --------- -------- --------
Net interest income                13,856    13,107   53,886   49,235
Provision for loan losses             700        --    2,100      225
                                ---------- --------- -------- --------
Net interest income after
 provision for loan losses         13,156    13,107   51,786   49,010
Non-interest income                 7,531     7,010   28,682   27,362
Non-interest expense               11,641    11,990   46,610   44,672
                                ---------- --------- -------- --------
Net income before income taxes      9,046     8,127   33,858   31,700
Provision for income taxes          2,759     2,603   10,962   10,056
                                ---------- --------- -------- --------
Net income                      $   6,287  $  5,524  $22,896  $21,644
                                ========== ========= ======== ========
Net income per share (a)
      Basic                     $    0.44  $   0.38  $  1.58  $  1.48
      Diluted                   $    0.43  $   0.37  $  1.55  $  1.46
Weighted average shares
 outstanding (a)
      Basic                        14,436    14,515   14,462   14,583
      Diluted                      14,728    14,758   14,741   14,821


                                                Dec. 31,    Dec. 31,
                                                  2006        2005
                                               ----------- -----------
Total assets                                   $1,426,321  $1,330,438
Total loans                                     1,148,954   1,053,871
Non-interest bearing deposits                     179,657     180,628
Interest-bearing deposits                         923,585     850,729
                                               ----------- -----------
       Total deposits                           1,103,242   1,031,357
Stockholders' equity                              137,444     125,797
Book value per share (a)                             9.54        8.67

(a) Adjusted for the May 2006 5% stock dividend.


     Certain prior-period amounts have been reclassified to conform with current presentation.

     Unaudited supplemental financial information for the fourth quarter and year ended December 31, 2006 and 2005, may be obtained by following this link: http://www.irinfo.com/sybt/4q06fsj.pdf.


     CONTACT: S.Y. Bancorp, Inc.
              Nancy B. Davis, (502) 625-9176
              Executive Vice President,
              Treasurer and Chief Financial Officer